Exhibit 10.1




                               September 23, 2004




Personal and Confidential
-------------------------

Mr. Dan W. Evins, Chairman
CBRL Group, Inc.
106 Castle Heights Avenue North
Lebanon, Tennessee 37087

Re: Board of Directors Transition Planning

Dear Dan:

     You have formally informed me today that you have decided not to stand for election to the Board of Directors at the next Annual Meeting of Shareholders, November 23, 2004. In that circumstance, I have proposed to the Board of Directors, and the Board has agreed, that at the Annual Meeting of the Board at which your decision takes effect, the following actions will be implemented:

     1.   Your service to the company as a director will end.
     2.   You will be named Chairman Emeritus of CBRL Group, Inc.
     3. As a member of the founding group of directors, you will be named to the Founder's Board.
     4. You will continue to be employed under your existing Executive Employment Agreement, dated August 4, 2001, but you will not have your current day to day responsibilities; instead you will be expected to serve the corporation as directed from time to time by the Board of Directors, to assist as directed from time to time by the Board in the transition to a new Chairman at CBRL Group, Inc. and to a new President at Cracker Barrel Old Country Store, Inc., and to otherwise consult and provide advice and the benefit of your knowledge and experience as requested from time to time by the Board. You should understand that the general and specific duties set out in Sections 3.01 and 3.02 of the employment agreement are superceded by these directions pursuant to the powers retained by the Board in
          Section 3.01. During the remaining period of your employment contract, you will continue to be considered a full-time employee, you will receive the salary and bonus specified in the contract, and you, and your immediate family, will continue to qualify to participate in the company's existing medical and related benefits plans, all in accordance with the provisions of your existing employment contract.

     5. You may continue to occupy office space and you will be provided with administrative and secretarial services through December 31, 2004, and you will be provided office space through November 22, 2005, at which time your employment contract ends.

     6. You may, now and continuing after the expiration of your employment contract, serve as a Country Ambassador in accordance with the current terms and conditions of that program, including the compensation and other benefits of that program. You may continue to serve as a Country Ambassador for so long as you comply with the requirements of that program. During that service, you will be considered to be a full-time employee, and you, and your immediate family, would qualify to participate in the company's existing medical and related benefits plans.

     Please indicate that you agree to the provisions of this letter and that you will comply with the specified directions pursuant to Section 3.01 and 3.02 of your employment agreement by signing and returning a copy of this letter.

     On behalf of the entire Board of Directors, I want to thank you for your vision and leadership over the years. We all wish you the very best during this transition.



                                                     Sincerely,

                                                     /s/Robert V. Dale
                                                     Robert V. Dale



I accept and agree to the terms and conditions of this letter agreement.

By:  /s/Dan W. Evins
     ---------------------------------------
        Dan W. Evins

September 23, 2004


cc:      Board of Directors
         Mike Woodhouse
         Larry White